                                                                     Exhibit 5.1


                               KIRKLAND & ELLIS
               PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                            200 East Randolph Drive
                            Chicago, Illinois 60601

                                 312 861-2000
                                                                     Facsimile:
312 861-2000                                                        312 861-2200





To:  ServiceMaster Limited Partnership
     One ServiceMaster Way
     Downers Grove, Illinois 60515-9969

          Re:  ServiceMaster Limited Partnership
               Registration Statement on Form S-4
               Acquisition of Barefoot Inc.

     We are issuing this opinion in our capacity as counsel to ServiceMaster Limited Partnership ("ServiceMaster"), in connection with the registration under the Securities Act of 1933 on the captioned registration statement (the "Registration Statement") of the partnership shares (the "Registered Shares") that may be offered and issued by ServiceMaster pursuant to ServiceMaster's proposed tender offer (the "Tender Offer") for shares issued by Barefoot Inc. ("Barefoot Shares"). ServiceMaster's Certificate of Limited Partnership filed with the Delaware Secretary of State as constituted on the date hereof and ServiceMaster's Amended and Restated Partnership Agreement as constituted on the date hereof are herein called "ServiceMaster's Governing Instruments."

     The opinions contained in this letter (herein called "our opinions") are based exclusively upon the Delaware Revised Uniform Limited Partnership Act, Del. Code Ann. tit. 6, section 17-101 et seq., as now constituted (the "Delaware RULPA"), which is the statute under which ServiceMaster is formed. We express no opinion as to the effect that any other law or governmental requirement might have with respect to ServiceMaster. For purposes of our opinions we have assumed without independent investigation that factual information supplied to us for purposes of our opinions is complete and accurate.

     Based upon and subject to the foregoing, we hereby advise you that in our opinion:

     1. Registered Shares issued by ServiceMaster in exchange for shares issued by Barefoot Inc. and tendered to ServiceMaster in accordance with the terms governing the Tender Offer will be validly issued by ServiceMaster. We have assumed for purposes of this opinion that all Registered Shares issued by ServiceMaster will be represented by certificates in a form which complies with the Governing Instruments and the authorizing resolution approved by the board of directors of ServiceMaster's Managing General Partner and will bear all necessary signatures and authentications.



London          Los Angeles                New York             Washington D.C.

                               KIRKLAND & ELLIS


          2. Upon receipt by ServiceMaster of shares issued by Barefoot Inc. in exchange for which any particular Registered Shares are issued free of any adverse interest and compliance with the terms of the Tender Offer with respect to the tender of those Barefoot Shares, neither ServiceMaster's Governing Instruments nor Delaware RULPA authorizes any assessment to be made against the owners of those Registered Shares except to the extent authorized by (S)17-607 of Delaware RULPA. We have assumed for purposes of this opinion that (i) the Barefoot Shares in exchange for which the Registered Shares shall be issued are duly authorized, validly issued, fully paid and nonassessable and (ii) no owner of any Registered Shares will participate in the control of ServiceMaster within the meaning of
     (S)17-303 of Delaware RULPA.

     For purposes of this letter we have relied without any independent verification upon (i) information contained in one or more certificates provided by the Delaware Secretary of State and (ii) factual information supplied to us by ServiceMaster. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter.

      We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.




                                                        KIRKLAND & ELLIS
                                                        /s/ Kirkland & Ellis